Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Lakeland Industries, Inc. of our report dated April 18, 2016 relating to our audit of the financial statements of Lakeland (Beijing) Safety Products Co., Ltd., which report appears in Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Lakeland Industries, Inc. for the fiscal year ended January 31, 2016, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Shanghai Mazars Certified Public Accountants

Shanghai Mazars Certified Public Accountants

Shanghai, China

March 24, 2017